Exhibit 99
FOR IMMEDIATE RELEASE

CONTACT:	John F. Corcoran, 312-822-1371
Doreen Lubeck, 773-583-4331
CNA SURETY ANNOUNCES SECOND QUARTER 2008 RESULTS
CHICAGO, July 25, 2008 — CNA Surety Corporation (NYSE: SUR) today reported net income for the second quarter of 2008 of $24.1 million, or $0.54 per diluted share, compared to $21.9 million, or $0.50 per diluted share, for the same period in 2007. The increase in net income reflects higher earned premium, higher net investment income, and the impact of a lower expense ratio.
“CNA Surety continues to produce strong results despite continued weakness in the U.S. economy” said John F. Welch, President and Chief Executive Officer. “Although economic conditions are putting pressure on our top line, our bottom line has once again improved. We are especially pleased that our recent investments in the large commercial surety and small contract businesses are contributing to our positive results. These businesses grew 4% and 3%, respectively, during the second quarter while still maintaining conservative underwriting.”
For the quarter ended June 30, 2008, gross written premiums decreased 1.3% to $124.3 million compared to $125.9 million for the quarter ended June 30, 2007. Contract surety gross written premiums decreased 1.7% to $83.4 million in the second quarter due to lower demand resulting from a smaller number of new construction projects. Commercial surety and fidelity and other gross written premiums decreased slightly to $40.9 million in the quarter as the adverse impacts of the sluggish economy were offset by growth in large commercial written premiums. Net written premiums increased slightly to $116.4 million from the second quarter of 2007 as the decrease in gross written premium discussed above was more than offset by lower reinsurance costs.
For the quarter ended June 30, 2008, the loss, expense, and combined ratios improved to 25.2 percent, 53.3 percent, and 78.5 percent, respectively, compared to 25.4 percent, 54.0 percent, and 79.4 percent, respectively, for the same period in 2007. The current ratios reflect the benefits of higher earned premium and lower reinsurance costs.
Net investment income for the quarter ended June 30, 2008 was $11.7 million compared to $10.8 million during the second quarter of 2007 due to an increase in invested assets. The annualized pre-tax yields decreased to 4.5% from 4.6% for the three months ended June 30, 2008 and 2007, respectively, due to a decline in short-term yields. Net realized investment losses were minimal for the second quarter of 2008 compared to net realized investment losses of $0.8 million in the same period of 2007. The net realized investment losses in the prior quarter were due to the recognition of impairment losses on certain fixed income securities, partially offset by net realized investment gains on the sale of other fixed income securities.

Six Month Results
Net income for the six months ended June 30, 2008 was $47.0 million, or $1.06 per diluted share, compared to $42.6 million, or $0.96 per diluted share, for the same period in 2007. The increase in net income reflects higher earned premium, higher net investment income, and the impact of a lower expense ratio.
For the six months ended June 30, 2008, gross written premiums decreased 1.4% to $240.9 million as compared to the six-month period ended June 30, 2007. Gross written premiums for contract surety decreased 1.7% to $155.3 million primarily due to lower demand resulting from a smaller number of new construction projects. Commercial surety and fidelity and other gross written premiums decreased 0.8% to $85.6 million in the first half of 2008 due to the adverse impact of the sluggish economy. Ceded written premiums decreased $3.3 million to $16.1 million for the first six months of 2008 compared to the same period last year. Net written premiums decreased slightly to $224.8 million.
For the six months ended June 30, 2008, the loss, expense, and combined ratios improved to 25.3 percent, 53.6 percent, and 78.9 percent, respectively, compared to 25.4 percent, 54.4 percent, and 79.8 percent, respectively, for the same period in 2007. The current ratios reflect lower reinsurance costs and continued focus on expense management.
For the six months ended June 30, 2008, net investment income increased 9.5% to $23.5 million compared to $21.5 million for the same period in 2007. The increase reflects the impact of higher overall invested assets. The annualized pre-tax yields were 4.5% and 4.6% for the six months ended June 30, 2008 and 2007, respectively.
As of June 30, 2008, stockholders’ equity increased by 5.5% from December 31, 2007, to $704.2 million driven by net income, partially offset by changes in unrealized investment losses. Book value per share increased to $15.95. Combined statutory surplus totaled $485.1 million at June 30, 2008, resulting in an annualized net written premium to statutory surplus ratio of 0.9 to 1.
Business Environment
The Company’s business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. In the past, the Company’s performance has been materially impacted by a significant increase in corporate defaults on a worldwide basis. Because the nature of the business is to insure against non-performance, future results of operations could be negatively impacted by adverse trends in corporate defaults.
CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiary, Western Surety Company, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 36,000 independent agencies. The Company’s Securities and Exchange Commission (“SEC”) filings are available at www.sec.gov or visit us at www.cnasurety.com for a direct link to the SEC website.
CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.
NOTE: A conference call for investors and the professional investment community will be held at 11:00 a.m. (EDT) on July 25, 2008. On the conference call will be John F. Welch, President and Chief Executive Officer of CNA Surety Corporation, and John F. Corcoran, Chief Financial Officer of CNA Surety Corporation. The call may be accessed by dialing 888-857-6930. It will also be broadcast live at http://www.videonewswire.com/event.asp?id=49921 or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 1:00 p.m. (EDT) on July 25th until 1:00 p.m. (EDT) on August 8, 2008 by dialing 888-203-1112, pass code 5427971, or over the Internet at the foregoing websites.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company’s accounting policies, and other risks detailed in the Company’s Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.
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CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Operating Results:

Gross written premiums	$124,312	$125,939	$240,937	$244,353

Net written premiums	$116,377	$116,215	$224,821	$224,990

Revenues:
Net earned premiums	$108,477	$105,687	$211,118	$203,990
Net investment income	11,746	10,763	23,511	21,464
Net realized investment losses	(21)	(830)	(30)	(551)

Total revenues	$120,202	$115,620	$234,599	$224,903

Expenses:
Net losses and loss adjustment expenses(1)	$27,390	$26,854	$53,358	$51,797
Net commissions, brokerage and other underwriting expenses	57,825	57,020	113,112	110,918
Interest expense	532	728	1,151	1,449

Total expenses	$85,747	$84,602	$167,621	$164,164

Income before income taxes	34,455	31,018	66,978	60,739

Income tax expense	10,405	9,124	20,026	18,096

Net income	$24,050	$21,894	$46,952	$42,643

Basic earnings per common share	$0.54	$0.50	$1.06	$0.97

Diluted earnings per common share	$0.54	$0.50	$1.06	$0.96

Basic weighted average shares outstanding	44,132	43,938	44,134	43,959

Diluted weighted average shares outstanding	44,231	44,217	44,255	44,248

See notes to Press Release Investor Data on page 6.

CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data and ratios)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Underwriting Results:

Gross written premiums:
Contract	$83,396	$84,873	$155,348	$158,016
Commercial	33,266	33,457	68,861	69,687
Fidelity and other	7,650	7,609	16,728	16,650

	$124,312	$125,939	$240,937	$244,353

Net written premiums:
Contract	$76,206	$76,073	$140,798	$140,520
Commercial	32,521	32,533	67,295	67,820
Fidelity and other	7,650	7,609	16,728	16,650

	$116,377	$116,215	$224,821	$224,990

Net earned premiums	$108,477	$105,687	$211,118	$203,990
Net losses and loss adjustment expenses(1)	27,390	26,854	53,358	51,797
Net commissions, brokerage and other underwriting expenses	57,825	57,020	113,112	110,918

Underwriting income	23,262	21,813	44,648	41,275
Net investment income	11,746	10,763	23,511	21,464
Net realized investment losses	(21)	(830)	(30)	(551)
Interest expense	532	728	1,151	1,449

Income before income taxes	34,455	31,018	66,978	60,739
Income tax expense	10,405	9,124	20,026	18,096

Net income	$24,050	$21,894	$46,952	$42,643

Loss ratio(1)	25.2%	25.4%	25.3%	25.4%
Expense ratio	53.3%	54.0%	53.6%	54.4%

Combined ratio(1)	78.5%	79.4%	78.9%	79.8%

See notes to Press Release Investor Data on page 6.

CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Cash Flow Data:

Net cash provided by operations	$35,086	$19,152	$54,279	$33,058

	June 30,	December 31,
	2008	2007
Consolidated Balance Sheet Data:

Invested assets and cash	$1,056,877	$1,024,826
Intangible assets, net	138,785	138,785
Total assets	1,566,643	1,507,654

Insurance reserves	767,660	731,772
Debt	30,842	30,791
Total stockholders’ equity	704,249	667,705

Book value per share	$15.95	$15.13

Outstanding shares	44,141	44,121

Notes to Press Release Investor Data

(1)	Includes the effect of recording revisions of prior year reserves, known as reserve development. The dollar amount and percentage point effect of these reserve reductions were $63, or 0.1 percentage points, for the three months ended June 30, 2008. A $61 reduction for the six months ended June 30, 2008 had no impact on the loss ratio. The dollar amount of these revisions were reductions of $24 and $50 for the three and six months ended June 30, 2007, respectively. These reductions had no impact on the loss ratio.